INTL FCStone Names Diane L. Cooper to Board of Directors

Former Officer of the GE Company and President and CEO of GE Capital’s Commercial Distribution Business brings wealth of experience to INTL FCStone board.

NEW YORK, September 12, 2018 -- INTL FCStone Inc. (Nasdaq:INTL), a leader in the development of specialized financial services in commodities, global payments, foreign exchange, securities, and other markets, today announced that its board of directors has appointed a new director, Diane L. Cooper.

Cooper retired in 2016 as an officer of General Electric. From 2009 until 2016, she served as President and CEO of GE Capital’s Commercial Distribution Business. The business provided customized inventory financing for manufacturers and dealers, vendor financing, a commercial lease/loan business for trucks and trailers, and a healthcare finance unit which provided equipment financing for healthcare providers. During this period of intense competitive pressure, she was able to retain all significant customers and partnerships, outperformed the markets and mitigated risk.

Throughout her 30 years at GE, Cooper lead a team of over 5,000 employees who consistently delivered results during both positive and negative business cycles including continuing business delivery during the 2009/10 financial crisis. Cooper led her team to double-digit growth every year from 2009 until her retirement, ending with $610 million in net income to the parent company and over $38 billion in assets under management.

Diane currently sits on the board of BMO Financial Group and previously had served five years as Board Chairman of a $1 billion financial services joint venture between GE and Hyster-Yale.

Sean O'Connor, CEO of INTL FCStone, said, “Diane is a highly accomplished executive, with her time at GE marked by success through some very troubling economic times. It is that kind of leadership and experience we are looking to add to the board as we continue to grow our business.”

John Radziwill, Chairman of the Board of INTL FCStone, added, “Diane brings to the boardroom a depth of knowledge and experience that I believe will be a continuing asset as we seek to maximize the value of our company.”

About INTL FCStone Inc.
INTL FCStone Inc., through its subsidiaries, is a leading provider of execution, risk management and advisory services, market intelligence, and clearing services across asset classes and markets around the world.

Serving more than 20,000 customers in 130 countries on five continents, the company provides products and services across five market segments: commercial hedging, global payments, securities, physical commodities, and clearing and execution services. Our customers include the producers, processors and end users of virtually every major traded commodity, as well as asset managers, introducing broker-dealers, insurance companies, brokers, institutional and retail investors, commercial and investment banks, and governmental, non-governmental and charitable organizations. A Fortune 500 company headquartered in New York City, the company is listed on the Nasdaq under the ticker symbol "INTL".

Further information on INTL FCStone is available at www.intlfcstone.com.

Contact
INTL FCStone Inc.

Kent Coughlin
Director of Public Relations
+615-234-2756
kent.coughlin@intlfcstone.com